Exhibit 10.1

FIRST AMENDMENT TO NET LEASE AGREEMENT

        This First Amendment to Net Lease Agreement (“First Amendment”) is made as of April 1, 2020, by and between 237 NORTH FIRST STREET HOLDINGS, LLC, a Delaware limited liability company (“Landlord”), and RAMBUS INC., a Delaware corporation (“Tenant”).

RECITALS

        A. Landlord and Tenant are parties to that certain Lease Agreement dated, for reference purposes only, as of July 2, 2019 (the “Lease”), pursuant to which Landlord currently leases to Tenant, and Tenant currently leases from Landlord, certain premises more particularly described in Paragraph 1.4 of the Lease.

B. Landlord and Tenant now desire to modify and amend the Lease to (i) correct the rentable square footages of the portion of the first floor space, the entire fifth floor space and the entire sixth floor space that is included in the Premises being leased by Landlord to Tenant under the Lease, (ii) to modify and amend the Base Rent schedule and certain other provisions of the Lease that are based upon the rentable square footage of the Premises being leased by Tenant and (iii) substitute a new floor plan as Exhibit A-1 to the Lease for the first floor space that is part of the Premises.

NOW, THEREFORE, in consideration of the foregoing recitals and other consideration, the sufficiency of which is hereby acknowledged, the parties hereto amend, modify and supplement the Lease as follows:

1. Defined Terms. Capitalized terms used in this First Amendment shall have the meaning ascribed to such terms in the Lease, unless otherwise defined in this First Amendment.

2. Premises. Paragraph 1.4 of the Lease is hereby deleted in its entirety and the following is substituted in place thereof:

“1.4 Premises: That certain space, consisting of (i) that portion of the first floor of the Building referred to in Paragraph 1.5 below, consisting of approximately twenty-five thousand one hundred seventy-six (25,176) rentable square feet, and shown cross-hatched on the floor plan attached hereto as Exhibit A-1, and (ii) the entire fifth floor of the Building, consisting of approximately thirty-two thousand six hundred ninety-one (32,691) rentable square feet, and shown cross-hatched or otherwise identified on the floor plan attached hereto as Exhibit A-2, and (iii) the entire sixth floor of the Building, consisting of approximately thirty-one thousand seven hundred twenty (31,720) rentable square feet, and shown cross-hatched or otherwise identified on the floor plan attached hereto as Exhibit A-3. For purposes of this Lease, the total rentable square footage of the Premises is stipulated and agreed to be eighty-nine thousand five hundred eighty-seven (89,587) rentable square feet. The rentable square footage of the Building referred to in Paragraph 1.5 below is hereby stipulated and agreed to be one hundred eighty-seven thousand six hundred sixty (187,660) rentable square feet, which is comprised of (x) one hundred eighty-four thousand three hundred fifty-one (184,351) rentable square feet constituting the Building referred to in Paragraph 1.5 below plus (y) fifty percent (50%) of that portion of the rentable square footage of the building located at 4353 North First Street in San Jose, California that is used or occupied by the fitness center described in Paragraph 11.3 below (as of the date hereof, such 50% portion of the fitness center is deemed to be 3,309 rentable square feet). (Paragraph 2.1)”

        3. Base Rent.

(a) Paragraph 1.10 of the Lease is hereby deleted in its entirety and the following is substituted in place thereof:

“1.10 Base Rent: During the initial Lease Term, Tenant shall pay monthly Base Rent for the Premises to Landlord in accordance with the schedule set forth below:

Lease Months During Term	Monthly Base Rental Rates Per Rentable Square Foot (Rounded to nearest one hundredth)	Monthly Base Rent
01-12	$3.26/RSF*	$292,055.54*
13-24	$3.36/RSF	$300,817.21
25-36	$3.46/RSF	$309,841.73
37-48	$3.56/RSF	$319,136.98
49-60	$3.67/RSF	$328,711.09
61-72	$3.78/RSF	$338,572.42
73-84	$3.89/RSF	$348,729.60
85-96	$4.01/RSF	$359,191.48
97-108	$4.13/RSF	$369,967.22
109-120	$4.25/RSF	$381,066.24
121-128	$4.38/RSF	$392,498.23

* The Base Rent payable during each of the first eight (8) full calendar months of the initial Lease Term (the “Abatement Period”) is actually Two Hundred Ninety-two Thousand Fifty-five and 54/100 Dollars ($292,055.54) per month; however, Landlord agrees that such monthly Base Rent during the Abatement Period (the “Abated Rent”) shall be conditionally abated so long as no Default by Tenant (as defined in Paragraph 14 below) occurs and is uncured during the initial Lease Term. In the event a Default by Tenant occurs during the initial Lease Term and Landlord terminates this Lease or Tenant’s possession as a result thereof pursuant to Paragraph 14.2.1 below, then the unamortized portion of the Abated Rent (which Abated Rent shall be amortized over a period of one hundred twenty (120) months) shall become immediately due and payable following written demand of Landlord and Landlord shall be entitled to include such unamortized portion of the Abated Rent in the amount of rentals that it is otherwise entitled to recover from Tenant under Paragraph 14.2(d) below and under California Civil Code Section 1951.2. For sake of clarification, if the Commencement Date is other than the first (1st) day of a calendar month, the Abatement Period will begin on the first day of the first full month following the Commencement Date and will end on the last day of the eighth (8th) full calendar month of the initial Lease Term, and the Base Rent payable for the partial month in which the Commencement Date occurs shall be paid by Tenant to Landlord prior to the Commencement Date. Notwithstanding such conditional abatement of Base Rent as provided above, commencing as of the Commencement Date, and thereafter continuing during the Lease Term, as such Lease Term may be extended, Tenant shall be obligated to pay Tenant’s percentage share of Operating Expenses pursuant to the terms of the Lease below. (Paragraph 4)

Within ten (10) days following the execution of this Lease by Landlord and Tenant, Tenant shall pay to Landlord the sum of $292,055.54, which shall be credited against the Base Rent payable during the ninth (9th) full calendar month of the initial Lease Term.”

         (b) Landlord acknowledges that Tenant has already paid to Landlord the amount of $291,526.74 to be credited against the Base Rent payable during the ninth (9th) full calendar month of the initial Lease Term. Not later than thirty (30) days following the execution of this First Amendment, Tenant shall pay to Landlord an additional Five Hundred Twenty-eight and 80/100 Dollars ($528.80) and such payment shall be credited against the Base Rent payable during the ninth (9th) full calendar month of the initial Lease Term.

        4. Tenant’s Percentage Share. The two sentences of Paragraph 1.12 of the Lease is hereby deleted in its entirety and the following is substituted in place thereof:

“Forty-seven and seventy-four one hundredths percent (47.74%). For purposes of calculating Tenant’s percentage share of Operating Expenses for the Building, Tenant’s percentage share is the rentable square footage of the Premises (stipulated in Paragraph 1.4 above to be 89,587 rentable square feet) divided by the rentable square footage of the Building (stipulated in Paragraph 1.5 above to be 187,660 rentable square feet).”

        5. First Floor Floor Plan. Exhibit A-1 attached to the Lease is hereby deleted in its entirety and Exhibit A-1 attached to this First Amendment is substituted in place thereof.

6. Improvement Allowance. The first sentence of Paragraph 6(a) of the Improvement Agreement attached as Exhibit C to the Lease is hereby amended in part to delete “Eight Million Nine Hundred Forty-two Thousand Five Hundred and 00/100 Dollars ($8,942,500.00)” and substitute in place thereof “Eight Million Nine Hundred Fifty-eight Thousand Seven Hundred and 00/100 Dollars ($8,958,700.00)”.

7. Test Fit Allowance. The first sentence of Paragraph 6(e) of the Improvement Agreement is hereby amended in part to delete “Thirteen Thousand Four Hundred Thirteen and 75/100 Dollars ($13,413.75)” and substitute in place thereof “Thirteen Thousand Four Hundred Thirty-seven and 90/100 Dollars ($13,437.90)”.

        8. Parking and Keys/Access Cards. Section 1.15 and the first sentence of Rule 5 of Exhibit J are hereby amended in part to delete “two hundred ninety-five (295)” and substitute in place thereof “two hundred ninety-six (296)”.

        9. Authority. Tenant and Landlord each represents to the other that each individual executing this First Amendment on behalf of such party is duly authorized to and does execute and deliver this First Amendment pursuant to express authority from such party and that this First Amendment is binding upon and enforceable against such party in accordance with its terms.

10. Effect of First Amendment. Except as modified herein, the terms and provisions of the Lease shall remain unmodified and continue in full force and effect. In the event of any conflict or inconsistency between the terms and provisions of this First Amendment and the terms and provisions of the Lease, the terms and provisions of this First Amendment shall prevail.

11. Counterparts; Facsimile or Email Signatures. This First Amendment may be executed in counterparts, each of which shall be deemed an original and together shall constitute one instrument. The signatures of any party or parties on this First Amendment transmitted by facsimile or pdf. email shall be deemed the same as an original signature and shall be binding on the party transmitting the same.

        12. Effectiveness of First Amendment. Landlord represents that it has obtained the consent to this First Amendment in writing by Landlord’s lender, Bank OZK, and shall deliver a copy of such consent to Tenant concurrently with Landlord’s delivery of this First Amendment.

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IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year written below.

LANDLORD:

237 NORTH FIRST STREET HOLDINGS, LLC,
             a Delaware limited liability company

             By: /s/ Aaron A. Giovara
             Name: Aaron A. Giovara
Title: Authorized Signatory

Dated: April 22, 2020

TENANT:

             RAMBUS INC.,
             a Delaware corporation

By: /s/ Jeff Moore
             Name: Jeff Moore
Title: SVP Global Operations

             Dated: April 21, 2020

EXHIBIT A-1

FIRST FLOOR FLOOR PLAN

[see attached]

141 CONFERENCE ROOM
140 ENTRY VESTIBULE
142 CONFERENCE ROOM
BUILDING LOBBY
RECEPTION AREA
CONFERENCE ROOM
HALLWAY
INTERVIEW
CORRIDOR
137 VNA LAB
OPEN LAB
STORAGE
EQUIPMENT ROOM
MEN'S SHOWER
WOMEN'S SHOWER
FIRE RISER
BREAK ROOM
VESTIBULE
134 REWORK STATION
133 TEST AND PROV. LAB
ATE TESTER LAB 1
130 UPS
129 CHILLER RM
FACILITY STORAGE
SHIPPING, RECEIVING & MAILROOM
REAR LOBBY
121 STORAGE
STORAGE
VESTIBULE
TRAINING